UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 24, 2015 (April 23, 2015)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2015, Mr. Wesley M. Taylor, Chairman of the board of directors of Arch Coal, Inc. (the “Company”), announced he would no longer serve as Chairman of the board of directors of the Company, but would remain a director of the Company.

On April 23, 2015, the Company announced that John W. Eaves was appointed Chairman and Chief Executive Officer of the Company.  Mr. Eaves has served as President and Chief Executive Officer of the Company since April 2012.  Mr. Eaves has also been a director of the Company since 2006.  From 2006 until April 2012, Mr. Eaves served as President and Chief Operating Officer of the Company, and from 2002 to 2006 Mr. Eaves served as Executive Vice President and Chief Operating Officer.  Mr. Eaves currently serves on the board of COALOGIX, the National Mining Association, the Business Roundtable, the American Coalition for Clean Coal Electricity, and the Business Council.  Mr. Eaves was previously a director of Advanced Emissions Solutions, Inc. and former chairman of the National Coal Council.

On April 23, 2015, the Company announced that Paul A. Lang was appointed President and Chief Operating Officer of the Company.  Mr. Lang has been a director of the Company since 2014.  Mr. Lang had served as Executive Vice President and Chief Operating Officer of the Company since April 2012, and as Executive Vice President-Operations from August 2001 to April 2012.  Mr. Lang served as Senior Vice President-Operations from 2006 through August 2011, as President of Western Operations from 2005 through 2006 and President and General Manager of Thunder Basin Coal Company from 1998 to 2005.  He currently serves on the boards of Advanced Emissions Solutions, Inc. and Knight Hawk Coal Company.  Mr. Lang also serves on the development board of the Mining Department of the Missouri University of Science & Technology, and is chairman of the University of Wyoming’s School of Energy Resources Council.

On April 23, 2015, the Company announced that Paul T. Hanrahan was elected Lead Independent Director of the Company.  Mr. Hanrahan has been a director of the Company since 2012.  Since October 2012, Mr. Hanrahan has served as the Chief Executive Officer of American Capital Infrastructure Management, LLC, a company which invests in global energy infrastructure assets.  From 2002 until 2011, Mr. Hanrahan served as President and Chief Executive Officer of The AES Corporation, a global power company headquartered in Arlington, Virginia, and as its Executive Vice President and Chief Operating Officer from 2000 to 2002. Mr. Hanrahan also served as President and Chief Executive Officer of AES China Generating Co. for more than five years. He currently serves on the boards of Ingredion Incorporated, Seven Seas Water Corporation, GreatPoint Energy, Inc., Azura Power Holdings Limited and BMR Energy, LLC.

Item 5.07              Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders of the Company was held on April 23, 2015.   The following proposals were submitted by the Board of Directors to a vote of security holders and the final results of the voting on each proposal are noted below.

Proposal 1 — Election of Directors:

The following five directors were nominated to serve for their respective term expiring at the annual meeting of stockholders in which their respective class expires, or when their successors are otherwise duly elected and qualified.  The five directors, as indicated below, were elected as directors of the Company.

Nominee	For	Withheld	Broker Non-Votes

Gov. David D. Freudenthal	93,507,409	1,122,597	67,728,916
Patricia F. Godley	92,836,672	2,085,260	67,728,916
Wesley M. Taylor	93,725,988	1,741,030	67,728,916
Peter I. Wold	93,873,668	1,218,034	67,728,916
James A. Sabala	94,510,112	1,513,107	67,728,916

Proposal 2 — The Approval of Named Executive Compensation in an Advisory Vote:

The stockholders were asked to approve the named executive compensation of the Company in an advisory vote.  The proposal was approved as follows:

For	Against	Abstain	Broker Non-Votes
73,179,716	28,821,403	2,194,959	67,728,916

Proposal 3 — The Ratification of the Appointment of Ernst & Young, LLP, as Arch Coal, Inc.’s Independent Public Accounting Firm:

The stockholders were asked to ratify the appointment of Ernst & Young, LLP, as Arch Coal, Inc.’s independent public accounting firm for the fiscal year ending December 31, 2015.  The appointment was approved, as indicated below.

For	Against	Abstain
159,255,004	10,684,358	1,985,632

Proposal 4 — Granting authority to the Board of Directors of the Company to effect, in its discretion, a reverse stock split of the outstanding and treasury shares of common stock of Arch Coal, Inc. at a reverse stock split ratio of either 1-for-5 or 1-for-10, as determined by the Board of Directors and approve a corresponding amendment to the Company’s Restated Certificate of Incorporation, subject to the Board of Director’s authority to abandon such amendment:

The stockholders were asked to vote on the proposal presented at the meeting.  The proposal was approved, as indicated below.

For	Against	Abstain
142,149,316	27,684,168	2,091,510

Proposal 5 — Stockholder Proposal Regarding Proxy Access Provision:

The stockholders were asked to vote on the stockholder proposal presented at the meeting regarding a proxy access provision.  The proposal was rejected, as indicated below.

For	Against	Abstain	Broker Non-Votes
36,747,909	64,548,909	2,899,260	67,728,916

Item 9.01              Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description

99.1	Press Release dated April 23, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2015	Arch Coal, Inc.

	By:	/s/ Robert G. Jones
Robert G. Jones
Senior Vice President — Law, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release Dated April 23, 2015.